As filed with the Securities and Exchange Commission on January 28, 2011

Registration No. 333-130006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-130006

UNDER THE SECURITIES ACT OF 1933

Optelecom-NKF, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1010850
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12920 Cloverleaf Center Drive
Germantown, Maryland	20874
(Address of Principal Executive Offices)	(Zip Code)

Optelecom-NKF, Inc. 2002 Employee Stock Option Plan

(Full title of the plan)

David Patterson

President and Chief Executive Officer

12920 Cloverleaf Center Drive

Germantown, Maryland 20874

(Name and address of agent for service)

(301) 444-2200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 filed by Optelecom-NKF, Inc.. (the “Registrant”) with the Securities and Exchange Commission (the “Registration Statement”):

•                  Registration No. 333-130006 filed on Form S-8 on November 30, 2005, registering 300,000 shares of Common Stock issuable under the Optelecom, Inc. 2002 Employee Stock Option Plan.

On November 10, 2010, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ohio Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and TKH Group N.V., a company organized and existing under the laws of The Netherlands (“Parent”).  The Merger Agreement provides for the merger of Merger Sub with and into the Registrant, with the Registrant continuing as a indirect wholly-owned subsidiary of Parent (the “Merger”).  The closing for the Merger has occurred and the Merger became effective on January 27, 2011 (the “Effective Time”) pursuant to the Certificate of Merger filed on the same date with the Secretary of State of the State of Delaware.  As provided for in the Merger Agreement, at the Effective Time each issued and outstanding share of common stock of the Registrant, except for shares owned by stockholders who have properly demanded appraisal rights, was cancelled and automatically converted into the right to receive $2.45 in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”).  In addition, each outstanding stock option to purchase shares of Common Stock (“Stock Option”) vested in full and was cancelled without payment because the exercise price of each outstanding Stock Option was greater than the Per Share Merger Consideration, and each restricted stock unit outstanding immediately before the Effective Time vested in full and converted into the right to receive an amount in cash equal to the Per Share Merger Consideration.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement, but not sold under the Registration Statement as of the filing date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on January 27, 2011.

OPTELECOM-NKF INC.

By:		/S/ David Patterson
	Name:	David Patterson
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ David Patterson	Date: January 27, 2011
David Patterson
President and Chief Executive Officer

By	/s/ Cathy Mizell	Date: January 27, 2011
Cathy Mizell
Chief Financial Officer

By	/s/ Elling D.H. de Lange	Date: January 27, 2011
Elling D.H. de Lange
Director

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